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                                                                     EXHIBIT 5.1


                               [BSMWL Letterhead]


                                 April 14, 1997




Atchison Casting Corporation
400 South Fourth Street
Atchison, Kansas  66002-0188

Gentlemen:

     We refer to the Registration Statement of Atchison Casting Corporation (the "Company") on Form S-2 (the "Registration Statement") proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), to be sold by the Company and a selling stockholder of the Company identified in the Registration Statement (the "Selling Stockholder").

     We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

     We are of the opinion that when the shares of Common Stock have been issued and sold by the Company as contemplated by the Registration Statement, they will constitute legally issued, fully paid and non-assessable shares of the Company. We are further of the opinion that the shares offered for sale by the Selling Stockholder as contemplated by the Registration Statement have been legally issued and are fully paid and non-assessable.

     We hereby consent to the reference to us under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                         Very truly yours,

                         /s/ Blackwell Sanders Matheny Weary & Lombardi L.C.